SUB-ITEM 77 C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Intermediate Municipal Trust (the "Trust"), of which the Fund is a portfolio, was held on October 28, 2013 . On August 29, 2013, the record date for shareholders voting at the meeting , there were 9,685,127.798 total outstanding shares of the Trust.

The following item was considered by shareholders of the Trust and the results of their voting were as follows:
AGENDA ITEM
Proposal to elect certain Trustees of the Trust.1

Name                         For                        Withheld

John T. Collins             7,743,217.252              4,300.633

Maureen Lally-Green         7,625,133.522            122,384.363

P. Jerome Richey            7,743,217.252              4,300.633




1    The following Trustees continued their terms:  John F. Donahue,
J. Christopher Donahue, Maureen Lally-Green (having been previously appointed by the Board), Peter E. Madden, Charles F.
Mansfield, Jr., Thomas M. O'Neill, and John S. Walsh.